Exhibit 99.1

FOR IMMEDIATE RELEASE Media Relations Contact: Sarika Patel Edelman for MetroPCS 214.443.7555 Sarika.Patel@edelman.com

MetroPCS Announces Enhanced Services That Pack More Value

Unlimited plans now offer more features at the same affordable prices

DALLAS – July 30, 2009 – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited, flat-rate, no contract wireless communications service, announces the addition of new features to its existing service plans that will save wireless customers even more money beginning August 1, 2009.

MetroPCS’ $40 plan will include MetroPCS Unlimited NationwideSM service for talk, text and MetroWEB® and its flagship $45 plan will now include unlimited email, navigation and social networking applications. MetroPCS’ $30 and $35 local unlimited plans will now include caller ID and call waiting. The $50 plan continues to offer smartphone customers complete HTML Web browsing and enterprise wireless email, at significantly less cost compared to other carriers’ data packages. For more information on MetroPCS’ new rate plans and features, please go to www.metropcs.com.

“We continue to be the leader in providing affordable, and now more valuable, unlimited wireless service. The natural evolution of the wireless industry is to provide more value for less money,” said Roger D. Linquist, president, chief executive officer and chairman of the board of MetroPCS. “Our $45 flagship plan will give customers exactly what they are looking for – an incredible number of valuable features for virtually half the price of post-paid national wireless carriers.”

MetroPCS continues to offer consumers a variety of cutting-edge plans and features that are not only affordable but full of value. Most recently, MetroPCS was the first North American wireless carrier to offer unlimited international long distance calling for an additional $5 per month, to over 100 countries and over 1,000 destinations. This unlimited international long distance feature is available on both the $45 and $50 service plans. Starting today, MetroPCS is also offering consumers a family plan that will help save families a significant amount of money. With MetroPCS’ family plan, families with two to five lines will be able to enjoy MetroPCS Unlimited NationwideSM service for talk, text and MetroWEB® for $35 per line.

MetroPCS’ service plans range from $30 to $50 per month and allow customers to talk, text and browse the Internet all they want without ever signing a contract. The first month of service is free and there is no activation fee or hidden charges.

-more-

MetroPCS Launches New Unlimited Rate Plans

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. Currently, MetroPCS owns or has access to licenses covering a population of approximately 145 million people in the largest metropolitan areas in the United States, including New York City, Las Vegas, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Jacksonville, Miami, Orlando, Tampa and Sacramento. MetroPCS ranked “Highest In Customer Satisfaction With Wireless Prepaid Service” in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008. As of March 31, 2009, MetroPCS had approximately 6.1 million subscribers. For more information please visit www.metropcs.com.

MetroPCS Unlimited NationwideSM is a service mark of MetroPCS and MetroWEB® is a registered service mark of MetroPCS.

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